EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HILLSTREAM PHARMA INC.

It is hereby certified that:

1.    The name of the Corporation (hereinafter called the "Corporation") is HILLSTREAM PHARMA INC.

2.    The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 5 thereof and by substituting in lieu of said Article the following new Article 5

“The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred sixty million (160,000,000). These shares shall be divided into two classes with one hundred fifty million (150,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.”

3.    The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by at least a majority of the outstanding shares of common stock entitled to vote.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 31st day of January, 2006.

/s/ Randy Milby
Randy Milby, Sole Director